EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Retail Opportunity Investments Corp. (the “Company”) of our reports dated (i) July 5, 2017, relating to our audit of the Statement of Revenues and Certain Expenses of The Terraces included in the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2017; (ii) November 28, 2017, relating to our audit of the Statement of Revenues and Certain Expenses of Highland Hill included in the Company’s Current Report on Form 8-K filed with the SEC on November 28, 2017; (iii) December 5, 2017, relating to our audit of the Combined Statement of Revenues and Certain Expenses of Fullerton Crossroads and Riverstone Marketplace included in the Company’s Current Report on Form 8-K/A filed with the SEC on December 5, 2017; and (iv) February 21, 2018, relating to our audit of the Statement of Revenues and Certain Expenses of The Village at Nellie Gail Ranch included in the Company’s Current Report on Form 8-K filed with the SEC on February 21, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies, LLP

December 27, 2018

New York, New York